Exhibit 99.1

FDCTech Reports Over 111% Revenue Growth in Fiscal Year 2024, Driven by Full-Year Contributions from Strategic Acquisitions

Robust Revenue Expansion Across All Business Segments – Investment and Brokerage, Wealth Management, and Technology Solution.

Irvine, CA: April 1, 2025, FDCTech, Inc. (“FDC” or the “Company,” PINK: FDCT), a fintech-driven firm specializing in acquiring and scaling small to mid-size legacy financial services companies, today announced audited results for the fiscal year ending December 31, 2024.

Full Year Highlights: FY 2024 vs. FY 2023

●	Total Revenues: $26.94 million in FY 2024, up from $12.75 million in FY 2023 – an increase of 111.24% due to the consolidation of Alchemy Markets Ltd. (AML) and Alchemy Prime Ltd. (APL) for the full 2024 fiscal year, which contributed significantly to revenue expansion.

●	Net Profit: $80,027 in FY 2024 compared to a net profit of $1.57 million in FY 2023 – a higher profit in FY 2023 was mainly due to non-recurring sales in the third quarter ending December 31, 2023.

●	Gross Profit: $12.04 million in FY 2024, up from $8.88 million in FY 2023 – an increase of 92.73% due to the consolidation of AML and APL for the full 2024 fiscal year, which contributed significantly to the increase in gross profit.

●	Cash Position: $24.78 million as of December 31, 2024.

●	Working Capital Surplus: $9.42 million in FY 2024 compared to $7.46 million in FY 2023, an increase of 21.94%.

Performance by Segement

Investment and Brokerage

●	Revenue surged to $18.80 million in FY 2024, compared to $5.02 million in FY 2023 – an increase of 274.86% due to the consolidation of AML and APL for the full 2024 fiscal year, which contributed significantly to revenue expansion.

Wealth Management

●	Revenue increased to $6.50 million in FY 2024 from $5.93 million in FY 2023 – an increase of 9.63%.

Technology & Software Development

●	Revenue of $1.64 million in FY 2024 compared to $1.81 million in FY 2023 – a decrease of 9.35% as the Company focused its time and effort on integrating its technology in its subsidiaries.

Strategic and Operational Highlights

●	Successfully integrated full-year financials from AML and APL following 2023 acquisitions.

●	AML acquired over 2,361 clients from Next Markets and 35 clients from a Cypriot broker, expanding its presence in the EU.

●	AML secured authorization in terms of article 6 of the Investment Services Act, Chapter 370 of the Laws of Malta, to offer equities and money market securities, enabling the Company to provide stocks and interest-yielding products.

●	Launched new offices in Cyprus, Malta, and the UK.

●	Ongoing development of the Condor Investing & Trading App, slated for commercialization in late 2025.

The management is proud of the transformative growth achieved in the fiscal year 2024. With a strong capital position, scalable platform, pipeline of upcoming acquisitions, and growing international footprint, the Company is well-positioned to deliver sustained value to shareholders and clients alike in the 2025 fiscal year and beyond.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618